Exhibit 99.1

         PhotoWorks Inc. Reports First Quarter Fiscal Year 2005 Results;
                   Turnaround Plan Continues to Show Traction

    SEATTLE--(BUSINESS WIRE)--Feb. 1, 2005--PhotoWorks(R), Inc. (OTCBB:FOTO), a leading provider of digital and film photography services with a 25-year national heritage of uncompromising quality (formerly known as Seattle FilmWorks), reported its financial results today for its first quarter ended December 25, 2004.

    First Quarter FY 2005 Results

    Net revenues for the first quarter of fiscal year 2005 declined 27% to $4,219,000, compared to $5,755,000 for the first quarter of fiscal year 2004. The decrease is primarily due to the continued decline in traditional film processing revenues. Revenues from digital products and services increased 40% to $1,323,000 for the first quarter of fiscal 2005, compared to $944,000 for the first quarter of fiscal 2004. The Company reported a net loss of $991,000, or a loss of $.06 per share, for the first quarter of fiscal 2005, compared to a net loss of $467,000, or a loss of $.03 per share, for the first quarter of fiscal 2004.

    New website, new product line, new infrastructure

    In October, the Company unveiled a new state-of-the-art website (www.photoworks.com) and suite of industry-defining digital products and services including high-end Signature Photo Cards and Custom Photo Books which paved the way for the strong digital growth over the holiday season. This holiday season, PhotoWorks was featured on several TV and radio programs including: The TODAY Show, ABC-TV New York, King 5 TV Seattle, and Sirius Satellite Radio. Increased marketing activity accounted for more than doubling the number of website visitors and an increased number of new sign-ups for the newly re-launched PhotoWorks.com.
    "We are very pleased with the strong performance of our online digital services during the holiday season," stated Philippe Sanchez, PhotoWorks' President and CEO. Sanchez continued, "This is an important validation of the strength and effectiveness of our new website and product line and of our ability to capture share in the digital market."

    Outsourcing Traditional Film Development Services

    As the next logical step of its revitalization plan, PhotoWorks announced last week that it had signed an agreement to outsource its traditional film photofinishing and was aligning its operations to focus on digital printing. This agreement will further reduce overhead expenses by approximately $1.6 million on an annualized basis while still providing traditional film photographers with superior quality and service. The Company provided 60-day warnings to approximately 66 employees and anticipates recording a charge of approximately $200,000 in its second quarter of fiscal 2005 related to this reduction in force.

    Financing and Recapitalization Plan

    In December, the Company announced a financing and recapitalization plan that, if approved by shareholders, will result in a cash infusion to strengthen the Company's balance sheet, simplify its capital structure and expand PhotoWorks' digital marketing activities. The Company has received a commitment from a group of investors for a $4 million capital investment. In addition, upon shareholder approval, holders of the current $2.5 million outstanding subordinated debentures have agreed to convert their securities to common stock as have holders of Series A Preferred stock.
    "PhotoWorks is in the midst of a dramatic and positive transformation..." said Sanchez. "In 12 short months, we have built a new scalable digital infrastructure, launched a new website and product line, resized the company and aligned our operations and we are now securing a recapitalization plan. The future is bright ... but we need to face the challenges together. Upon approval of this recapitalization plan by the shareholders, the Company will be free of long-term debt, will have a simple common stock capital structure devoid of any liquidation preferences, and will have growth capital needed to position the Company for rapid growth."
    Shareholders will be asked to approve the recapitalization proposal at the upcoming Company shareholder meeting in March 2005.

    About PhotoWorks

    PhotoWorks(R), Inc. (OTCBB:FOTO) is an online photography services company. With a 25-year national heritage (formerly known as Seattle FilmWorks), PhotoWorks helps photographers -- both film and digital -- share and preserve their memories with innovative and inspiring products and services. Every day, photographers send film, memory cards and CDs, or go to www.photoworks.com to upload, organize and email their pictures, order prints, and create Signature Photo Cards and Custom Photo Books. Offering a 100% satisfaction guarantee, PhotoWorks has been awarded an "Outstanding" rating by The Enderle Group technology analysis firm. More information on the Company is available at www.photoworks.com or by e-mailing customercare@photoworks.com.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements in this release concerning leadership in photo services; effectiveness of new website and product line; anticipated annualized savings; and any other statement which may be construed as a prediction of future capabilities, performance or events are forward-looking statements, the occurrence of which are subject to a number of known and unknown risks and uncertainties which might cause actual performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include the ability to generate cash to fund operations; negotiation of definitive agreements and approval from shareholders; system performance problems due to technology infrastructure, systems integration or other technical difficulties; pricing and other activities by competitors; economic and industry factors, and other risks including those described in the Company's Annual Report on Form 10-K and those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.

    PhotoWorks is a registered trademark of PhotoWorks, Inc. All other names are trademarks and/or registered trademarks of their respective owners.


                           PHOTOWORKS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
           (In thousands, except per share and share data)

                                        For the First Quarter Ended
                                       December 25,      December 27,
                                           2004               2003
                                       ------------      ------------
Net revenues                           $      4,219      $      5,755
Cost of goods and services                    2,977             4,053
                                       ------------      ------------
      Gross profit                            1,242             1,702

Operating Expenses:
  Marketing                                     734               632
  Information technology services               892               810
  General and administrative                    566               693
                                       ------------      ------------
      Total operating expenses                2,192             2,135
                                       ------------      ------------

Loss from operations                           (950)             (433)

Other expense, net                              (41)              (34)
                                       ------------      ------------

Loss before income taxes                       (991)             (467)
Income tax provision                              -                 -
                                       ------------      ------------
Net loss                               $       (991)     $       (467)
                                       ============      ============

Net loss per share                     $       (.06)     $       (.03)
                                       ============      ============
Weighted average number of
shares outstanding                       17,749,000        16,667,000
                                       ============      ============

                           PHOTOWORKS, INC.
               SELECTED CONSOLIDATED BALANCE SHEET DATA

                               December 25,        September 25,
                                   2004                 2004
                              -------------         ------------
Cash and investments          $   2,197,000         $  2,481,000
Accounts receivable                  13,000               71,000
Vendor receivables                  222,000              284,000
Inventories                         264,000              467,000
Prepaid expenses                    189,000              122,000
  Current Assets                  2,885,000            3,425,000
  Total Assets                $   5,031,000         $  5,515,000
                              =============         ============

Current Liabilities           $   3,570,000         $  3,103,000
Total Liabilities                 6,523,000            6,051,000
Total Shareholders'
 Deficit                         (1,492,000)            (536,000)
Total Liabilities and
 Shareholders' Deficit        $   5,031,000         $  5,515,000
                              =============         ============



    CONTACT: For PhotoWorks
             Press: Lisa Amore, 206-322-4658
             lisa@amorepr.com
             or
             PhotoWorks, Inc.
             IR: Loran Cashmore Bond, 206-281-1546
             ir@photoworks.com